NEOTHETICS ANNOUNCES LEADERSHIP CHANGE AND PRELIMINARY UPDATE ON LIPO-202

Company Reports Preliminary Fourth Quarter 2015 Cash and Cash Equivalents of Approximately $37.7 Million as of December 31, 2015

SAN DIEGO, February 18, 2016— Neothetics, Inc. (NASDAQ: NEOT), a clinical-stage specialty pharmaceutical company developing therapeutics for the aesthetic market, today announced that George Mahaffey offered his resignation as Chief Executive Officer and Chairman of the Board, effective immediately. The board has formed a committee to oversee day to day operations until a replacement is found. The Company also announced it is evaluating a path forward with a modified formulation of its lead asset LIPO-202 for the reduction of central abdominal bulging due to subcutaneous fat. Neothetics will provide a more detailed update in its 10-K and 4Q2015 release.

Neothetics today also reported preliminary fourth quarter 2015 cash and cash equivalents as of December 31, 2015 of approximately $37.7 million.

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About Neothetics, Inc.

Neothetics is a clinical-stage specialty pharmaceutical company developing therapeutics for the aesthetic market. The lead product candidate, LIPO-202, is for central abdominal bulging due to subcutaneous fat in non-obese subjects, an indication for which there is no FDA-approved drug. If approved, LIPO-202 may be a best-in-class non-surgical, non-ablative procedure and first-in-class injectable formulation for localized fat reduction and body contouring. For more information on Neothetics, please visit www.neothetics.com. Neothetics, LIPO-202, LIPO-102 and the Neothetics logo are trademarks or registered trademarks of Neothetics, Inc. Other names and brands may be claimed as the property of others.

COMPANY CONTACTS:

Susan A. Knudson

Chief Financial Officer

858-500-7780

sknudson@neothetics.com

Fara Berkowitz, R.Ph, Pharm.D

Senior Director, Investor Relations and Corporate Strategy

917-460-9307

fberkowitz@neothetics.com